Exhibit 99.1

Aimco Announces Fourth Quarter Earnings Date, Recent Highlights, and 2022 Plans and Goals

Denver, Colorado, February 10, 2022 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today that it plans to report fourth quarter results for 2021 on March 1, 2022, after market close.

In advance of reporting full year and fourth quarter results, we are providing the following summary of Aimco’s recent accomplishments along with plans and goals for 2022.

Wes Powell, Aimco President and Chief Executive Officer, comments: “Aimco experienced a successful and highly productive 2021 and the new year is off to a strong start. The Aimco team advanced its active development and redevelopment projects, which are producing favorable results; added meaningfully to its investment pipeline by sourcing opportunities for future value creation; and effectively managed its stabilized operating properties. I remain grateful to our highly talented team for the results that have been delivered and look forward to the many opportunities that lie ahead.”

2021 and Recent Highlights:

Opportunistic and Value Add Investments

In 2021, Aimco advanced eight distinctive development, redevelopment, and lease-up projects where we invested more than $200 million of capital. Projects remain on time, on budget and on plan to create substantial value for shareholders. This is evidenced by demand, as the Aimco teams executed more than 630 leases on newly constructed and delivered apartment homes, almost 200 more leases than were planned at the start of the year and at rental rates averaging approximately 115% of target.

Additionally, Aimco’s team added to its pipeline of opportunities, by sourcing and securing new investments that provide the opportunity for over 4.5 million SF and more than $1 billion of highly accretive development in dynamic, high-growth markets. In early 2022, Aimco purchased a strategic land parcel for $1.7 million, further expanding its assemblage of developable land in the Edgewater neighborhood of Miami, FL and closed the previously announced land acquisition in Fort Lauderdale, FL with its joint venture partner, the Kushner Companies. To facilitate the $49 million ($25 million Aimco share) land purchase, the venture secured a $40 million loan ($20.4 million Aimco share).

Alternative Investments

In 2021, operations at Parkmerced have been stressed due to reduced in-person learning at the neighboring San Francisco State University and lower demand as the region navigates the pandemic and related restrictions. Through this, the borrower on Aimco’s $338 million mezzanine loan has performed, including by advancing capital to service its first mortgage debt and has reported that it expects to do the same in 2022.

Stabilized Operating Portfolio

In 2021, Aimco’s stabilized operating portfolio had solid results. We expect to report year-over-year revenue and Net Operating Income (“NOI”) growth of about 4% and 4%, respectively, and fourth quarter occupancy of 98.7%.

Financing Activity

In 2021, Aimco closed over $360 million in new financings, including, just prior to year-end, a $52 million preferred equity commitment from an institutional equity partner to partially fund the Upton Place development in Washington, D.C., freeing up Aimco capital for other accretive uses and improving the expected return on Aimco equity.

Other Items

Aimco recently retired its obligation to fund $17.5 million of certain legal and environmental liabilities that pre- date the separation from Apartment Income REIT Corp. (“AIRC”), reducing ongoing transactions between the two companies, simplifying accounting, and better aligning administrative resources.

During 2021, Aimco earned $8 million of fee income related to a specific acquisition and redevelopment services.

Finally, in early 2022, Aimco repurchased 202,400 shares of Aimco Class A Common Stock at a weighted average price of $6.49, in accordance with its share repurchase program.

2022 Plans and Goals:

Aimco’s 2022 plan is an extension of its work in 2021 and supportive of its long-term growth strategy. Aimco intends to continue to focus on actively managing its development, redevelopment, and lease-up projects; growing its pipeline of accretive real estate investments; and maintaining a sizeable allocation to stabilized operating properties as needed to balance Aimco’s risk profile and provide stable cash flow.

Opportunistic and Value Add Investments

In 2022, Aimco plans to:

•

Complete the construction of Flamingo Point’s North Tower in Miami Beach and reach stabilized occupancy six months ahead of plan. The building is currently 91% leased with average monthly rental rates more than $900 ahead of target;

•

Reach stabilized occupancy at The Fremont on the Anschutz Medical Campus in Aurora, CO (currently 82% leased) and monetize its investments in 707 Leahy in Redwood City, CA and Prism in Cambridge, MA under the terms of the Master Leasing Agreement with AIRC;

•

Begin the phased delivery of fully renovated waterfront apartment homes and commence the lease-up of Hamilton on the Bay in Miami, FL. Average rental rates in the submarket have increased more than 20% since Aimco acquired the property in Q3 of 2020; and

•

Progress the development of Upton Place in Washington, DC, The Benson Hotel and Faculty Club on the Anschutz Medical Campus in Colorado, and Oak Shore in Corte Madera, CA, which are currently on time and on budget.

Aimco will also focus on expanding the opportunities in its pipeline by advancing entitlement and planning for previously identified projects located in Fort Lauderdale, FL, Miami, FL, Colorado Springs, CO, and Aurora, CO that have the potential to include more than 1,700 apartment homes at full build-out.

Additionally, Aimco plans to grow its investment pipeline by sourcing value-add opportunities from within its existing portfolio, through strategic partnerships, and local contacts. Aimco teams are in active discussions and negotiations on prospective opportunities across the country, including:

•	A 9-acre development site located in a high-growth South Florida submarket that could accommodate nearly 1,500 units (or 3 million GSF) at full build out, for a price of approximately $100 million;
•	Joint venture development opportunities in South Florida, San Diego, and Washington, DC submarkets that together could accommodate as many as 2,700 units (or 3 million GSF) at full build out;
•	The lease of a property located in Manhattan’s Upper East Side neighborhood from AIRC to develop 41 luxury apartment homes; and

•	The acquisition of just over two acres of land contiguous to an existing Aimco property located in Chicago’s western suburbs.

Stabilized Operating Portfolio

Aimco forecasts to build upon solid 2021 operating results and maintain sufficient cash flow to cover all core overhead.

Financing Activity

In 2022, Aimco plans to remain pre-funded for all investment commitments by utilizing its broad range of available financing options and eliminating the need to issue additional public market equity. Aimco has no debt maturing in 2022 and will start preparations for 2023 and 2024 debt maturities.

Team and Community

Aimco will continue to foster a healthy environment of respect and innovation, empowering Aimco human capital to create value and maintain its commitment to the communities in which we work, live, and invest by building apartment communities with conservation and sustainability in mind and giving back by way of Aimco Cares, both in monetary support and through volunteerism.

Shareholder Value

At year end 2022, Aimco estimates its Net Asset Value (“NAV”) will be approximately $12 per share (assuming stable cap rates and before ascribing any value creation from its current portfolio of opportunistic and value add investments). Aimco is on track to reach its previously announced NAV target of $15-$16 per share by year end 2025.

About Aimco

Aimco is a diversified real estate company primarily focused on value add, opportunistic, and alternative investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through its human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit its website www.aimco.com.

Forward-Looking and Preliminary Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward- looking statements include all statements that are not historical statements of fact and those regarding its intent, belief, or expectations, including, but not limited to, the statements in this document regarding our preliminary 2021 accomplishments and our preliminary 2022 plans and goals, including our 2022 pipeline investments and projects. Our closing procedures for our fourth quarter and year ended December 31, 2021 are not yet complete. The information in this document is preliminary and is based solely on information available to management as of the date of this document and is subject to change. Our actual results remain subject to the completion of management’s final review and our other closing procedures, as well as the completion of the audit of our annual consolidated financial statements. Further, we caution that until full fourth quarter results are provided in its earnings release and SEC Form 10-K, the figures and other information in this press release are subject to revisions, and such revisions could be material.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward- looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Aimco that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statement. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the 2022 preliminary plans and goals may not be completed in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of the pipeline investments and projects, and (iii) changes in general economic conditions, including as a result of the COVID-19 pandemic. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that its expectations will be attained.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

In this document, Aimco is presenting expected Revenue and NOI growth for a period that it will report in future SEC filings. Aimco has not finalized consolidated projections for net income for any period beyond actual results reported in the third quarter of 2021. Therefore, Aimco has not presented a reconciliation of expected NOI growth to net income or any other GAAP financial measure. Such information is either not readily available or would require unreasonable effort to produce in the context of this release.

Contact

Matt Foster, Sr, Director, Capital Markets and Investor Relations Investor Relations 303-793-4661, investor@aimco.com